                                                                    EXHIBIT 12.1



                               XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
           ---------------------------------------------------------
               FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996
                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)

                                                                       1997    1996
                                                                      -----   -----
EARNINGS
Income from operations before provision for income taxes              $  49   $  51
    Add: Fixed charges (below)                                           47      50
                                                                      -----   -----
                                                                      $  96   $ 101
                                                                      =====   =====
FIXED CHARGES
    Interest expense, including interest portion of rent expense      $  47   $  50
                                                                      -----   -----
                                                                      $  47   $  50
                                                                      =====   =====
Ratio of Earnings to Fixed Charges                                      2.0     2.0
                                                                      =====   =====

Note: For purposes of computing the ratio of earnings to fixed charges, "earnings" represent income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.

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